Filed under Rule 433
File No. 333-180897-01

Final Term Sheet

Arizona Public Service Company

$250,000,000 2.200% Notes due 2020

January 7, 2015

Issuer:	Arizona Public Service Company

Expected Ratings (Moody’s / S&P / Fitch):	A3 / A- / A- (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Security:	2.200% Notes due 2020

Principal Amount:	$250,000,000

Trade Date:	January 7, 2015

Settlement Date:	January 12, 2015 (T+3)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2015

Maturity Date:	January 15, 2020

Interest Rate:	2.200%

Benchmark Treasury:	1.625% due December 31, 2019

Benchmark Treasury Price / Yield:	100-21 ¾ / 1.483%

Spread to Benchmark Treasury:	+72 basis points

Yield to Maturity:	2.203%

Public Offering Price:	99.986% per note

Optional Redemption:	Make-whole call at any time prior to December 15, 2019 at Treasury rate plus 12.5 basis points and, thereafter, at par

CUSIP/ISIN:	040555 CR3 / US040555CR36

Joint Book-Running Managers:	Barclays Capital Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of
BB&T Securities, LLC
PNC Capital Markets LLC

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786, TD Securities (USA) LLC toll-free at 1-855-495-9846 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded.  Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.